CARMAX REPORTS FIRST QUARTER RESULTS

Richmond, Va., June 23, 2010 – CarMax, Inc. (NYSE:KMX) today reported results for the first quarter ended May 31, 2010.

▪	Net sales and operating revenues increased 23% to $2.26 billion from $1.83 billion in the first quarter of last year.

▪	Comparable store used unit sales increased 9% for the quarter.

▪	Total used unit sales rose 9% in the first quarter.

▪	Net earnings increased 252% to $101.1 million, or $0.44 per diluted share, compared with $28.7 million, or $0.13 per diluted share, earned in the first quarter of fiscal 2010.

o	In the first quarter of this year, net earnings were positively affected by approximately $0.03 per share as a result of favorability in CAF’s provision for loan losses versus expectations.
o
In the first quarter of last year, net earnings were reduced by $0.11 per share for increased funding costs and other adjustments related to CarMax Auto Finance (CAF) loans originated in prior fiscal years.

o	Last year’s first quarter net earnings were increased by $0.02 per share in connection with a favorable litigation settlement.

First Quarter Business Performance Review

Sales.  “We are pleased to report another quarter of healthy increases in both used and wholesale vehicle unit sales,” said Tom Folliard, president and chief executive officer.  Our 9% increase in comparable store used unit sales reflected the benefit of a continuing gradual rebound in customer traffic, as well as the easy year-over-year comparison.  Sales execution remained strong, as our stores were able to maintain the recent gains in the sales conversion rate.

Wholesale unit sales increased 52% compared with the first quarter of fiscal 2010.  The improvement reflected significant increases in both appraisal traffic and our appraisal buy rate, as well as the easy comparison with the prior year period.  Our buy rate has steadily strengthened over the last several quarters to slightly over 30% in the first quarter of this year.  We believe this reflected favorable consumer response to our higher appraisal offers, which largely resulted from the strength of wholesale industry used vehicle pricing.

Other sales and revenues declined 4% versus those reported in the first quarter of last year.  Extended service plan revenues increased 20%, reflecting both the growth in our retail vehicle sales and the fiscal 2010 rollout of a guaranteed asset protection product.  However, this increase was more than offset by the decline in net third-party finance fees.  The change in third-party finance fees primarily reflected a mix shift among providers, including a significant increase in the percentage of vehicle sales financed by our subprime finance provider.

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Our previously announced arrangement with Santander Consumer USA was renewed on favorable terms.  Under this agreement, Santander is purchasing a large portion of the loans that CAF would have originated prior to CAF’s tightening of lending standards in 2009.

Gross Profit. Total gross profit increased 21% to $333.5 million from $276.2 million in the first quarter of fiscal 2010, reflecting the combination of the increase in unit sales and an improvement in our total gross profit dollars per retail unit, which increased $325 per unit to $3,236 in the current quarter from $2,911 in the corresponding prior year period.

Used vehicle gross profit per unit increased to $2,212 per unit from $2,001 per unit in the prior year quarter.  The continued strength of our used vehicle gross profit reflected the combination of several factors, including a year-over-year increase in the percentage of retail vehicles sourced directly from consumers through our appraisal process, the support provided by the continued strength in wholesale industry valuations, benefits realized from our initiatives to reduce vehicle reconditioning costs and our strong inventory turns.

Wholesale vehicle gross profit per unit increased to $942 per unit from $904 per unit in the first quarter of fiscal 2010.  The strong industry wholesale price appreciation continuing from last year contributed to the increase in gross profit per unit, and we continued to achieve strong dealer attendance and dealer-to-car ratios at our auctions.

CarMax Auto Finance.  Effective March 1, 2010, we adopted Accounting Standards Update (ASU) Nos. 2009-16 and 2009-17 on a prospective basis.  Pursuant to these pronouncements, we now recognize all existing and future transfers of auto loan receivables into term securitizations as secured borrowings, which results in recognizing the auto loan receivables and the related non-recourse notes payable to investors on our balance sheet.  We also account for all transfers of auto loan receivables into the warehouse facility on or after March 1, 2010, as secured borrowings.  Beginning March 1, 2010, CAF income no longer includes a gain on the sale of loans originated and sold, but instead primarily reflects the net interest margin generated by the auto loan receivables, less direct CAF expenses.  The net interest margin includes the interest and certain other income associated with the auto loan receivables less the interest expense associated with the non-recourse debt issued to fund these receivables and a provision for estimated loan losses.

CAF reported income of $57.5 million compared with a loss of $21.6 million in the first quarter of the prior year.  In the prior year period, CAF results were reduced by adjustments totaling $40.4 million related to loans originated in previous fiscal years.  These adjustments included $57.6 million of increased funding costs related to the $1.22 billion of auto loan receivables that were funded in the warehouse facility at the end of the previous fiscal year, partially offset by $17.2 million of favorable valuation adjustments.

In the first quarter of fiscal 2011, on an annualized basis, CAF income was 5.5% of average managed receivables.  CAF’s current profits reflected both the low benchmark interest rates and the dramatic improvement in credit spreads in the term securitization market.  In addition, the provision for loan losses in the quarter reflected favorable trends in net charge-offs and a very high recovery rate relative to historical norms.  Net charge-offs in the first quarter were significantly below both our forecast and prior year trends.  The lower-than-expected losses and the resulting adjustment to the allowance for loan losses related to future periods favorably affected net income by approximately $0.03 per share.

We provided one-time guidance on CAF income at the beginning of fiscal 2011 to assist investors with the transition in the securitization accounting rules.  However, we will neither be providing nor updating that guidance on a going-forward basis, as is consistent with our current earnings guidance practice.

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SG&A.  Selling, general and administrative expenses increased 10% to $226.7 million from $206.2 million in the prior year’s first quarter, compared with the 23% increase in total revenues.  The increase in SG&A primarily reflected the increase in sales commissions and other variable costs associated with the 9% increase in used unit sales, as well as the absence of the $0.02 per share litigation benefit reflected in the prior year quarter.  In addition, we modestly increased our advertising spending per unit sold, and we incurred preopening costs in connection with the resumption of store growth this year.  The SG&A ratio improved to 10.0% in the current year’s quarter compared with 11.2% in the prior year quarter, reflecting the leverage associated with the increases in both average selling prices and unit sales.

Net Earnings.  “We are once again extremely pleased with our ability to generate strong earnings growth, through a combination of comparable store sales increases, enhanced gross profits, a strong CAF contribution and continuing efforts to control costs and reduce waste throughout the organization,” said Folliard.  However, while customer traffic appears to be gradually improving, the sales environment remains well below pre-recession levels.

Superstore Openings.  During the first quarter, we opened one used car superstore, entering the Augusta, Georgia, market.  Subsequent to the end of the quarter, we opened the two remaining new stores planned for the current fiscal year, in Cincinnati and Dayton, Ohio.

Supplemental Financial Information

Sales Components

(In millions)	Three Months Ended May 31 (1)
	2010	2009	Change
Used vehicle sales	$1,832.1	$1,549.3	18.3%
New vehicle sales	50.9	48.6	4.8%
Wholesale vehicle sales	316.5	171.5	84.5%
Other sales and revenues:
Extended service plan revenues	41.4	34.6	19.7%
Service department sales	26.3	26.6	(1.0)%
Third-party finance fees, net	(5.3)	3.8	(237.9)%
Total other sales and revenues	62.5	65.0	(3.9)%
Net sales and operating revenues	$2,261.9	$1,834.3	23.3%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Retail Vehicle Sales Mix
	Three Months Ended May 31
	2010	2009
Vehicle units:
Used vehicles	98%	98%
New vehicles	2	2
Total	100%	100%

Vehicle dollars:
Used vehicles	97%	97%
New vehicles	3	3
Total	100%	100%

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CarMax, Inc.

Retail Vehicle Sales Changes
	Three Months Ended May 31
	2010	2009
Comparable store vehicle sales:
Used vehicle units	9%	(17)%
New vehicle units	5%	(42)%
Total	8%	(18)%

Used vehicle dollars	18%	(19)%
New vehicle dollars	5%	(41)%
Total	18%	(20)%

Total vehicle sales:
Used vehicle units	9%	(13)%
New vehicle units	5%	(42)%
Total	9%	(14)%

Used vehicle dollars	18%	(15)%
New vehicle dollars	5%	(41)%
Total	18%	(16)%

Unit Sales
	Three Months Ended May 31
	2010	2009
Used vehicles	100,925	92,863
New vehicles	2,134	2,031
Wholesale vehicles	64,359	42,226

Average Selling Prices
	Three Months Ended May 31
	2010	2009
Used vehicles	$17,964	$16,489
New vehicles	$23,721	$23,773
Wholesale vehicles	$4,786	$3,936

Selected Operating Ratios

(In millions)	Three Months Ended May 31
	2010	% (1)	2009	% (1)
Net sales and operating revenues	$2,261.9	100.0%	$1,834.3	100.0%
Gross profit	$333.5	14.7%	$276.2	15.1%
CarMax Auto Finance income (loss)	$57.5	2.5%	$(21.6)	(1.2)%
Selling, general and administrative expenses	$226.7	10.0%	$206.2	11.2%
Operating profit (EBIT) (2)	$164.4	7.3%	$48.4	2.6%
Net earnings	$101.1	4.5%	$28.7	1.6%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Equals earnings before interest and income taxes.

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CarMax, Inc.

Gross Profit

(In millions)	Three Months Ended May 31 (1)
	2010	2009	Change
Used vehicle gross profit	$223.2	$185.8	20.2%
New vehicle gross profit	1.5	1.1	42.9%
Wholesale vehicle gross profit	60.7	38.2	58.8%
Other gross profit	48.1	51.2	(6.0)%
Total gross profit	$333.5	$276.2	20.7%

Gross Profit per Unit
	Three Months Ended May 31
	2010		2009
	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,212	12.2%	$2,001	12.0%
New vehicle gross profit	$724	3.0%	$532	2.2%
Wholesale vehicle gross profit	$942	19.2%	$904	22.3%
Other gross profit	$467	77.0%	$539	78.8%
Total gross profit	$3,236	14.7%	$2,911	15.1%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and the total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

CAF Information

(In millions)	Three Months Ended May 31
	2010 (1)	2009
Total managed portfolio income	$102.3	$26.8
Gain (loss):
Gain on sales of loans originated and sold	--	3.1
Other gains (losses)	2.6	(40.4)
Total gain (loss)	2.6	(37.3)
Expenses:
Interest expense	35.2	--
Provision for loan losses	0.9	--
Direct CAF expenses	11.3	11.1
Total expenses	47.4	11.1
CarMax Auto Finance income (loss)	$57.5	$(21.6)

Net loans originated	$535.4	$468.5
Average managed receivables	$4,146.1	$4,024.6

Ending receivables funded in the warehouse facility	$795.0	$636.0

(1)	Reflects the adoption of ASU Nos. 2009-16 and 2009-17 effective March 1, 2010.

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CarMax, Inc.

Earnings Highlights

(In millions except per share data)	Three Months Ended May 31
	2010	2009	Change
Net earnings	$101.1	$28.7	251.7%
Diluted weighted average shares outstanding	226.2	218.8	3.4%
Net earnings per share	$0.44	$0.13	238.5%

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 23, 2010.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 20364160.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on June 23, 2010, through September 21, 2010.  A telephone replay also will be available through June 30, 2010, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 20364160.

Second Quarter Fiscal 2011 Earnings Release Date

We currently plan to release second quarter sales and earnings results on Wednesday, September 22, 2010, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in early September.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2010 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., we currently operate 103 used car superstores in 49 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the fiscal year ended February 28, 2010, we retailed 357,129 used vehicles and sold 197,382 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
•	Changes in general or regional U.S. economic conditions.
•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•	Changes in consumer credit availability related to our third-party financing providers.
•	Changes in the competitive landscape within our industry.

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•	Significant changes in retail prices for used and new vehicles.
•	A reduction in the availability of or access to sources of inventory.
•	Factors related to the regulatory and legislative environment in which we operate.
•	The loss of key employees from our store, regional or corporate management teams.
•	The failure of key information systems.
•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.
•	The effect of various litigation matters.
•	Adverse conditions affecting one or more automotive manufacturers.
•	The occurrence of severe weather events.
•	Factors related to the seasonal fluctuations in our business.
•	Factors related to the geographic concentration of our superstores.
•	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2010, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Laura Donahue, Vice President, Public Affairs, (804) 747-0422, ext. 4434
Trina Lee, Director, Public Relations (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended May 31
	2010 (1)	%	(2)	2009	%	(2)

Sales and operating revenues:
Used vehicle sales	$1,832,066	81.0		$1,549,275	84.5
New vehicle sales	50,898	2.3		48,553	2.6
Wholesale vehicle sales	316,489	14.0		171,496	9.3
Other sales and revenues	62,459	2.8		64,976	3.5
Net sales and operating revenues	2,261,912	100.0		1,834,300	100.0
Cost of sales	1,928,364	85.3		1,558,063	84.9
Gross profit	333,548	14.7		276,237	15.1
CarMax Auto Finance income (loss)	57,495	2.5		(21,636)	(1.2)
Selling, general and administrative expenses	226,692	10.0		206,225	11.2
Interest expense	72	--		1,066	0.1
Interest income	80	--		183	--
Earnings before income taxes	164,359	7.3		47,493	2.6
Income tax provision	63,240	2.8		18,745	1.0
Net earnings	$101,119	4.5		$28,748	1.6

Weighted average common shares:
Basic	222,221			218,004
Diluted	226,179			218,840

Net earnings per share:
Basic	$0.45			$0.13
Diluted	$0.44			$0.13

(1)	Reflects the adoption of ASU Nos. 2009-16 and 2009-17 effective March 1, 2010.
(2)	Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
 (In thousands)

	May 31, 2010 (1)	May 31, 2009	Feb. 28, 2010
ASSETS
Current assets:
Cash and cash equivalents	$13,708	$133,580	$18,278
Restricted cash	147,016	--	--
Accounts receivable, net	84,898	74,692	99,434
Auto loan receivables held for sale	--	22,539	30,578
Retained interest in securitized receivables	--	433,300	552,377
Inventory	894,665	781,085	843,133
Deferred income taxes	7,841	--	5,595
Prepaid expenses and other current assets	7,630	8,308	7,017

Total current assets	1,155,758	1,453,504	1,556,412

Auto loan receivables, net	4,136,479	--	--
Property and equipment, net	886,652	922,950	893,453
Deferred income taxes	95,210	124,819	57,234
Other assets	97,851	49,403	49,092

TOTAL ASSETS	$6,371,950	$2,550,676	$2,556,191

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$251,162	$252,702	$253,267
Accrued expenses and other current liabilities	87,872	81,841	94,557
Accrued income taxes	51,637	55,159	6,327
Deferred income taxes	--	10,830	--
Short-term debt	153	1,195	883
Current portion of long-term debt	59,137	238,488	122,317
Current portion of non-recourse notes payable	118,485	--	--

Total current liabilities	568,446	640,215	477,351

Long-term debt, excluding current portion	27,180	177,889	27,371
Non-recourse notes payable	3,699,864	--	--
Deferred revenue and other liabilities	118,173	106,106	117,887

TOTAL LIABILITIES	4,413,663	924,210	622,609

TOTAL SHAREHOLDERS’ EQUITY	1,958,287	1,626,466	1,933,582

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,371,950	$2,550,676	$2,556,191

(1)
Reflects the adoption of ASU Nos. 2009-16 and 2009-17 effective March 1, 2010.  Pursuant to these pronouncements, we recognize (a) all transfers of auto loan receivables into term securitizations and (b) transfers of auto loan receivables into the warehouse facility on or after March 1, 2010, as secured borrowings.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
 (In thousands)

	Three Months Ended May 31
	2010	2009

Operating Activities:
Net earnings	$101,119	$28,748
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	14,432	15,032
Share-based compensation expense	13,461	12,493
Provision for loan losses	880	--
Loss on disposition of assets	303	241
Deferred income tax provision (benefit)	15,144	(22,949)
Net decrease (increase) in:
Restricted cash	15,592	--
Accounts receivable, net	(5,839)	1,184
Auto loan receivables held for sale, net	--	(12,791)
Retained interest in securitized receivables	43,746	(85,038)
Inventory	(51,532)	(77,928)
Prepaid expenses and other current assets	(613)	1,804
Auto loan receivables, net	(93,764)	--
Other assets	(2,827)	(471)
Net increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities and accrued income taxes	24,199	71,426
Deferred revenue and other liabilities	(3,051)	(11,168)
Net cash provided by (used in) operating activities	71,250	(79,417)

Investing Activities:
Capital expenditures	(9,154)	(5,662)
Proceeds from sales of assets	--	50
Increase in non-current restricted cash	(2,098)	--
Sales of money market securities, net	1	185
Net cash used in investing activities	(11,251)	(5,427)

Financing Activities:
(Decrease) increase in short-term debt, net	(730)	317
Issuances of long-term debt	151,300	256,000
Payments on long-term debt	(214,671)	(175,792)
Issuances of non-recourse notes payable	748,000	--
Payments on non-recourse notes payable	(756,061)	--
Equity issuances, net	5,355	(2,737)
Excess tax benefits from share-based payment arrangements	2,238	39
Net cash (used in) provided by financing activities	(64,569)	77,827

Decrease in cash and cash equivalents	(4,570)	(7,017)
Cash and cash equivalents at beginning of year	18,278	140,597
Cash and cash equivalents at end of period	$13,708	$133,580

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